Exhibit 99.1

Playlogic Entertainment, Inc. Announces 2007
Half Year Financial Results with Net Revenues Up
Q2 net revenues increased 175% from previous year

(Amsterdam, the Netherlands) August 20, 2007 – Today, Playlogic Entertainment, Inc. (OTCBB: PLGC) announced its results for the fiscal half-year 2007, ended June 30.

Net Revenues
For the six months ended June 30, 2007, net revenues climbed 48% to $4.6 million from $3.1 million the year before. This increase in net revenues is primarily related to the release of Infernal and Ancient Wars: Sparta for PC through a global distribution agreement with Eidos and FX Interactive for Iberia and Italy.

For the second quarter, ended June 30, 2007, net revenues were $1.1 million versus $0.4 million the comparable year-earlier period, an increase of 175%. Only two titles were released at the end of this quarter: Xyanide Resurrection for PSP and Evil Days of Luckless John for PC. Several titles are allocated for release in Q3, which should substantiate a continued increase in net revenues.

Gross profit
For the six months ended June 30, 2007, gross profit totaled $2.7 million compared to $1.2 the previous year. This represents an increase of 125%. This growth was caused by the increase in net sales and partially due to the lower cost of PC title production.

Profit from Operations
In line with expectations and the ongoing growth of the company, half-year profit from operations was up to $0.043 million from a loss of $4.1 million the previous year.

Net Loss
Net loss from operations for the six months ended June 30, 2007, was $0.464 million which is a significant decrease from the net loss of $3.9 million for the same period the year before. The lowered net loss is primarily due to lower SMG&A expenses and management’s focus on cost control and restructuring, as well as increased gross profit of new titles released to the market in the first and second quarter of Fiscal 2007.

Loss per Share
For the six months ended June 30, 2007, loss per share decreased to $0.02 per share from a loss per share of $0.16 the previous year.

Second Half-Year Outlook
A substantial increase in net revenues is expected in the third and fourth quarter with 2 titles released in 4 new SKUs: Xyanide Resurrection (PS2) and the highly-anticipated Obscure II (PC, PS2 and Wii); and continued revenues from Q1 and Q2 titles. New game licenses such as the recently signed “Dragon Hunters” based on the popular animated TV series, as well as production on next generation platforms such as Sony Playstation 3, Nintendo Wii, Nintendo DS, and Microsoft Xbox360 are helping to insure a promising line-up. Continued sales of back-catalogue titles will contribute to revenues. In the 3rd and 4th quarter, the Company expects substantial increase in net revenues and net loss to turn into profit for the year 2007, starting in the 3rd quarter.

Focus on streamlining operating expenses while maintaining Selling and Marketing budgets will also contribute to Playlogic’s trend towards profitability. Distribution has been concentrated towards strong local distribution partnerships such as recent agreements made with Atari Italy, Atari Germany, Lexicon Greece, Koch France, Koch UK, Virgin Play Spain, Gameworld Benelux, Ster Kinekor South Africa and QV Software Australia.

"With our current and upcoming portfolio of games, we have managed to secure our strongest distribution deals to date.” comments Rogier W. Smit, Playlogic’s Executive Vice President. “Our strategy of controlling corporate overhead and focusing on continuously improving the quality of our titles are starting to bear fruit. The diversification of our products on new platforms and having secured strong licenses like the Dragon Hunters animated series have given us a healthy perspective for continued future growth."

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works including “Obscure II,” “Officers” and “Age of Pirates: Captain Blood” and “Evil Days of Luckless John” which will be published this year, and “Dragon Hunters” based on the animated TV series and up-coming movie which will be published early next year. Recent world-wide releases include “Xyanide Resurrection,” “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Sara Sky Schutte, Corporate PR & IR Manager
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: sschutte@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com